Exhibit 10.18

SUN HYDRAULICS CORPORATION

Amendments to 401(K) and ESOP Retirement Plan

First Amendment

(Final Section 415 Limit Regulations)

1. Section 4.10 of the Plan, entitled “Maximum on Annual Additions,” is revised effective as of January 1, 2008 by the addition of the following paragraph at the end of such Section 4.10:

“(i) For purposes of this Section 4.10 of the Plan and Section 415(c) of the Code, “415 Compensation” shall be the Participant’s Compensation but shall not include any payments the Employer makes to a retired or terminated Participant after the Participant’s date of severance from employment (within the meaning of Section 401(k)(2)(B)(i)(I) of the Code) with the Employer, except that for Plan Years beginning on or after January 1, 2008, post-severance payments shall be included in 415 Compensation for purposes of this Section to the extent that such payments:

(i) are made to the Participant within 2-1/2 months after the date of severance from employment with the Employer or, if later, by the end of the limitation year which includes such date of severance;

(ii) would have been paid to the Participant while the Participant continued in employment with the Employer, absent a severance from employment; and

(iii) consist of (A) regular salary or wage payments for services during the Participant’s regular employment (including overtime or shift differential, commissions, bonuses, or other similar regularly scheduled components of the Participant’s regular pay), (B) payments of vacation pay, sick time or other paid time off accrued during the Participant’s active employment with the Employer but not yet paid by the last day of active employment, or (C) military differential pay.”

2. In all other respects, the terms of the Plan, as amended to date, are hereby ratified and confirmed.

September 22, 2008

Second Amendment

(Non-spousal Rollovers)

1. Section 7.13 of the Plan, entitled “Direct Rollover,” is revised effective as of January 1, 2009 by the addition of the following paragraph at the end of Subsection 7.13(b)(3):

“(3) Effective for distributions payable after December 31, 2008 as a result of an Employee’s death, the term distributee shall also include an individual who is the deceased Employee’s designated beneficiary but is not the surviving spouse of the deceased Employee, and a direct trustee-to-trustee transfer to an Individual Retirement Account established on behalf of such non-spousal beneficiary shall be treated as an eligible rollover distribution for purposes of this Section 7.13 and Code Section 402(c), to the extent permitted by Treasury Regulations or other guidance published under section 402(c) of the Code.”

2. In all other respects, the terms of the Plan, as amended to date, are hereby ratified and confirmed.

December 16, 2008

Third Amendment

(Pension Protection Act)

1. Section 1.11 of the Plan defining the term “Compensation” is amended by adding the following to the end of Section 1.11, effective for Plan Years beginning after December 31, 2008:

“For Plan Years beginning after December 31, 2008, any military differential pay paid to a Participant by the Company shall be treated as Compensation. For this purpose, military differential pay consists of any payments made by the Company to a Participant for periods in which the Participant is on active military duty, representing the difference between (A) the wages the Participant would have received from the Company if the Participant were actively performing services for the Company and (B) the Participant’s military compensation.”

2. Section 1.37 of the Plan defining the term “Income,” is hereby further amended by inserting the following at the end of Subsection 1.37, effective for Plan Years beginning after December 31, 2007:

“For Plan Years beginning after December 31, 2007, notwithstanding anything in the preceding paragraph or elsewhere in this Section 1.37 to the contrary, the requirement that gap period income be allocated pursuant to Treasury Regulations Section 1.401(k)-2(b)(2) shall no longer apply to Excess Aggregate Contributions, Excess Contributions, and Excess Deferred Compensation returned to a Participant. Thus, with respect to such items, the Plan Administrator may exclude gap period income that is allocated to Participants’ accounts prior to distribution.”

3. Section 7.5 of the Plan, entitled “Distribution of Benefits” is amended by replacing “ninety (90) days” with “180 days (or, prior to January 1, 2008, 90 days)”, effective on and after January 1, 2008.

4. Section 7.6 of the Plan, entitled “Distribution of Benefit Upon Death” is amended by inserting the following as a new subsection (f):

“Effective on and after January 1, 2007, if a Participant dies while performing qualified military service [within the meaning of Section 414(u) of the Code], his or her surviving spouse or other Beneficiary shall be entitled to receive the same death benefits from the Plan that would have been payable under this Section 7.6 if the Participant had resumed active employment with the Company immediately prior to the date of his death.

5. Section 7.13 of the Plan, entitled “Direct Rollover,” is revised effective as of January 1, 2009 by the addition of the following at the end of Subsection 7.13(b)(2):

“For distributions made after December 31, 2007, an Eligible Retirement Plan shall include a Roth IRA as described in Code Section 408A; however, for taxable years beginning prior to January 1, 2010, the income restrictions that apply to a rollover from a traditional IRA into a Roth IRA will continue to apply.”

6. In all other respects, the terms of the Plan, as amended to date, are hereby ratified and confirmed.

December 22, 2009

Fourth Amendment

1. Section 4.14 of the Plan, entitled “Directed Investment Account,” is hereby further amended by revising the first sentence of Subsection 4.14(a) to read as follows, effective for Plan Years beginning after December 31, 2010:

“Participants may, subject to a procedure established by the Administrator (the Participant Direction Procedures) and applied in a uniform nondiscriminatory manner, direct the Trustee, in writing (or in such other form which is acceptable to the Trustee), to invest all of their accounts, excluding the Participants’ ESOP Accounts, in specific assets, specific funds or other investments permitted under the Plan and the Participant Direction Procedures, including providing the Trustee with directions to invest the portions of their account attributable to one or more specified sources or accounts in different assets.”

2. Section 7.4 of the Plan, entitled “Determination of Benefits Upon Termination of Employment” is amended by revising the fourth paragraph of Subsection 7.4(a) to read as follows:

“Effective on and after March 28, 2005 but prior to January 1, 2011, there will be no mandatory lump sum cashout distributions out of this Plan, and during such period notwithstanding any other provision of the Plan, the Participant’s consent to the distribution shall now be required before the Plan may make any immediate lump sum cashout distribution.

3. In all other respects, the terms of the Plan, as amended to date, are hereby ratified and confirmed.

December 4, 2010

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